U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person:  MARK A. SCHARMANN
     1661 LAKEVIEW CIRCLE, OGDEN, UT 84403

2.   Issuer Name and Ticker or Trading Symbol: REXFORD, INC. (RXFD)

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year:  01/99

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below (X) 10% Owner ( ) Other
     Title: TREASURER

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person


TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.   Title of Security:  COMMON STOCK

2.   Transaction Date (Month/Day/Year): 1/1/99

3.   Transaction Code:    Code: M   V: X
                                --    ---
4.   Securities Acquired (A) or Disposed of (D):

     Amount: (A) 12,893,580  Price: $0.002
     Amount: (D) ________    Price: _______

5.   Amount of Securities Beneficially Owned at End of Month: 55,109,000

6.   Ownership Form:  Direct (D) or Indirect (I):  (D) 55,049,000  (I) 60,000

7.   Nature of Indirect Beneficial Ownership: N/A

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1.   Title of Derivative Security:  N/A

2.   Conversion or Exercise Price of Derivative Security:  N/A

3.   Transaction Date (Month/Day/Year): N/A

4.   Transaction Code:  Code __   V __

5.   Number of Derivative Securities Acquired (A) or Disposed of (D)

     (A) ______  (D) _______

6.   Date Exercisable and Expiration Date (Month/Day/Year):

     Date Exercisable __________   Expiration Date __________

7.   Title and Amount of Underlying Securities:

     Title: _____________________ Amount or Number of Shares __________

8.   Price of Derivative Security:

9.   Number of Derivative Securities Beneficially Owned at End of Month:

10.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I):

     (D) __  (I) __

11.  Nature of Indirect Beneficial Ownership:  N/A





Explanation of Responses: THE SECURITIES WERE ACQUIRED IN GOOD FAITH IN CONNECTION WITH A DEBT PREVIOUSLY CONTRACTED WITH THE ISSUER.



Signature of Reporting Person: /s/ Mark A. Scharmann
Date: 4/6/99